Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

In re:		Chapter 11

BIOVEST INTERNATIONAL, INC.,		Case No. 8:13-bk-02892-KRM

Debtor.
/

AGREED ORDER RESOLVING RESPONSE AND LIMITED OBJECTION BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS TO FIRST
MODIFICATION TO FIRST AMENDED PLAN OF REORGANIZATION

THIS CASE came on for hearing before the Court on July 8, 2013, at 10:00 a.m. (the “Hearing”), to consider the Response and Limited Objection by the Official Committee of Unsecured Creditors to First Modification to First Amended Plan of Reorganization [Doc. No. 388] (the “Committee Response”).  The Committee Response sets forth an objection to certain provisions in new Article 9.11 to the First Amended Plan (as defined below) contained in the First Modification to First Amended Plan of Reorganization of Biovest International, Inc. under Chapter 11 of Title 11, United States Code, dated as of June 10, 2013 [Doc. No. 344]. At the Hearing, counsel  to the Debtor,  the Official Committee of Unsecured Creditors (the “Committee”), and Corps Real, LLC and the Laurus/Valens Entities (the “Senior Secured Lenders”) announced that an agreement had been reached resolving the Committee Response and providing for a further modification of Article 9.11 to the First Amended Plan. In addition, as a result of that agreement, counsel to the Committee announced on the record that the Committee would immediately withdraw the Motion of Official Committee of Unsecured Creditors to Reconsider Entry of Order Confirming First Amended Plan of Reorganization [Doc. No. 397]. The Court, having reviewed and considered the Committee Response and having heard the arguments of counsel at the Hearing, and for the reasons stated orally and recorded in open court, which shall constitute the decision of the Court, it is

ORDERED:

1.         The Committee Response is resolved as set forth below in this Order.

2.         A new Article 9.11 shall be added to the First Amended Plan of Reorganization of Biovest International, Inc. under Chapter 11 of Title 11, United States Code, dated as of April 18, 2013 [Doc. No. 189-1] (the “First Amended Plan”) as follows:

            “9.11    Certain Restrictions on Stock Transfers. Following the Effective Date, the Plan Shares (and any shares of Reorganized Biovest Common Stock issuable pursuant to the New Stock Options) issued under the Plan may not be sold, transferred, assigned, disposed of or otherwise traded by any recipient thereof until four (4) months following the closing of a public offering or other capital, debt or equity raise (the “Lock-Up Restriction”); provided, however, that (i) in the event that Reorganized Biovest has not engaged an underwriter or investment banking firm by December 31, 2013, then the Lock-Up Restriction shall expire on January 1, 2014, (ii) in all events, the Lock-Up Restriction shall expire on April 30, 2014, and (iii) for purposes of this Article 9.11 and the Lock-Up Restriction, any loans made by the Senior Secured Lenders to Reorganized Biovest pursuant to Article 8.20 of the Plan shall (a) be solely debt financing, shall not have any equity component, and Article 8.20 of the Plan shall be modified accordingly, and (b) not be deemed to be a public offering or other capital or equity raise. Notwithstanding anything herein to the contrary, the Lock-Up Period for the Senior Secured Lenders shall not be less than sixty (60) days after the Lock-Up Restrictions with respect to the Class 8 Plan Shares.   All stock certificates evidencing shares of Reorganized Biovest Common Stock issued under the Plan shall contain a legend thereon setting forth the foregoing provisions, and the transfer agent for the Reorganized Biovest Common Stock shall be instructed to comply with the provisions of this Article 9.11 with respect to any proposed transfer of shares of Reorganized Biovest Common Stock.”

DONE and ORDERED in Chambers at Tampa, Florida, on July 9                      , 2013.

K. Rodney May United States Bankruptcy Judge

Charles A. Postler, Esq. is directed to serve a copy of this Order on interested parties and file a proof of service within 3 days of entry of this Order.